Exhibit 99.1

          Delta Apparel Reports Second Quarter 2007 Results

             -- Sales Increase to Record $72.9 Million --

              -- Declares Quarterly Dividend of $0.05 --


    DULUTH, Ga.--(BUSINESS WIRE)--Feb. 2, 2007--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its second fiscal quarter ended December 30, 2006. The Company's results for the fiscal 2007 second quarter include the operations of FunTees, which was acquired on October 2, 2006. The Company's results are in-line with the preliminary results announced on January 8, 2007.

    Net sales for the three months ended December 30, 2006 increased 26.4% to a second quarter record of $72.9 million compared to $57.7 million in the prior year's second quarter. The increase was primarily due to the addition of FunTees and strong sales in the Soffe business, offset by lower sales in the Delta catalog and Junkfood businesses. Net income for the second quarter was $0.6 million, or $0.07 per diluted share, compared to the prior year's level of $2.4 million, or $0.27 per diluted share.

    Gross margins for the fiscal second quarter were 22.1% as compared to 31.7% in the prior year second quarter principally as a result of higher raw material prices, lower sales in the higher margin Junkfood business and additional costs incurred from FunTees' integration into Delta's textile operations. The inclusion of FunTees also reduced overall gross margins for the second quarter as sales from its private label business carry lower margins than the Company's branded businesses. Margins are expected to increase in the FunTees business as the transition to Delta's textile facility is completed in the current fiscal year. SG&A expenses for the fiscal 2007 second quarter decreased to 18.7% of sales compared to 23.9% of sales in the prior year period due to the lower selling, general and administrative costs associated with FunTees and lower management incentive costs.

    Robert W. Humphreys, President and CEO, commented, "As we discussed in early January, we did not achieve our plan for the second quarter as a weaker than expected retail environment reduced customer reorders at Junkfood and impacted the sales volume in our activewear business. We believe FunTees will contribute to the performance of our activewear segment in the fiscal second half through its expanded private label programs and earnings contribution upon completion of the textile integration. Junkfood continues to focus on its licenses, artwork and product offerings, which continue to receive positive responses in the apparel marketplace. We also remain focused on our opportunities to increase Junkfood's presence in the mid-tier channel and increase our distribution opportunities abroad. The Soffe business continues to grow across each of its distribution channels and is expected to achieve double-digit sales growth during the year."

    Mr. Humphreys concluded, "We have built a strong platform for the continued growth of our business and enjoy a diverse base of customers across most major apparel distribution channels. Our manufacturing operations are focused on continued cost savings and completing the FunTees manufacturing integration. Our Honduran textile initiative is on schedule and we anticipate beginning production during the first half of fiscal 2008. The lower cost structure associated with offshore textiles should improve our profitability and lower working capital requirements. We believe these initiatives will provide us with a strong platform for sales and profitability growth in the future."

    Fiscal 2007 Guidance

    For the third fiscal quarter ending March 31, 2007, the Company expects sales to be in the range of $84 to $88 million and diluted earnings to be in the range of $0.31 to $0.35 per share. This compares to sales of $69.4 million and diluted earnings of $0.31 per share in the prior year third fiscal quarter. For the full fiscal year, the Company continues to expect net sales to be in the range of $315 to $330 million and diluted earnings per share to be in the range of $1.33 to $1.46.

    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a sales decline of 11.5% to $25.9 million for the second quarter of fiscal year 2007 compared to $29.2 million in the prior year quarter. The sales decline was driven by lower sales in the licensed t-shirt business, offset slightly by increased sales in the Soffe business. While Junkfood sales improved from the first quarter of fiscal 2007, it was lower than its second quarter prior year level. In the prior year second quarter, Junkfood achieved a dramatic sales increase, selling at almost twice its historical levels. The Soffe business continued to increase its sales, achieving a 22.3% increase in sales from its prior year second quarter. Operating income in the Retail-Ready segment for the second fiscal quarter of 2007 decreased $1.5 million from the prior year quarter to $1.1 million due primarily to lower sales and margin pressures in the Junkfood business, offset by the increased gross profit associated with the higher sales in the Soffe business.

    Activewear Apparel

    The activewear segment, which includes the Delta Apparel business and the newly acquired FunTees business, reported sales of $47.1 million for the three months ended December 30, 2006, a 65.2% increase from the prior year second quarter. The increase in sales was primarily a result of the inclusion of FunTees, offset by a 9.3% decline in sales of the Delta business. In the Delta business, average selling prices increased approximately 4% from the prior year second quarter and increased approximately 2% from the 2007 first fiscal quarter. The increased selling prices were offset by a decline in unit volume, primarily in the core basic t-shirt products. More expensive raw material prices, higher transportation costs, and costs associated with the transition of the FunTees textiles all contributed to lower gross margins in the activewear segment. Operating income declined $0.5 million to $1.3 million compared to $1.8 million in the prior year second quarter due to these factors.

    Dividend Payment

    The Board of Directors declared a dividend of five cents per common share of stock payable on February 26, 2007 to shareholders of record as of the close of business on February 14, 2007. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-5525. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,000 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended July 1, 2006 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

                          (Tables to follow)


SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
                               Three Months Ended   Six Months Ended
                               Dec 30,   Dec 31,   Dec 30,   Dec 31,
                                  2006      2005      2006      2005
                               --------- --------- --------- ---------

Net Sales                      $ 72,949  $ 57,702  $135,629  $118,275
Cost of Goods Sold               56,855    39,433   102,199    81,312
                               --------- --------- --------- ---------
Gross Profit                     16,094    18,269    33,430    36,963

Selling, General and
 Administrative                  13,615    13,768    27,513    26,468
                               --------- --------- --------- ---------
Operating Income                  2,479     4,501     5,917    10,495

Other Income, net                    42       433        92       404
Interest Expense, net             1,482       997     2,429     1,682
                               --------- --------- --------- ---------
Income Before Income Taxes        1,039     3,937     3,580     9,217

Provision for Income Taxes          406     1,561     1,373     3,464

                               --------- --------- --------- ---------
Net Income, before
 Extraordinary Gain            $    633  $  2,376  $  2,207  $  5,753
                               --------- --------- --------- ---------

Extraordinary Gain, Net of
 Taxes                                -         -       672         -

                               --------- --------- --------- ---------
Net Income, after Extraordinary
 Gain                          $    633  $  2,376  $  2,879  $  5,753
                               ========= ========= ========= =========


Weighted Average Shares
 Outstanding
 Basic                            8,539     8,621     8,543     8,577
 Diluted                          8,719     8,681     8,707     8,621

Net Income per Common Share,
 before Extraordinary Gain
 Basic                         $   0.07  $   0.28  $   0.26  $   0.67
 Diluted                       $   0.07  $   0.27  $   0.25  $   0.67

Net Income per Common Share,
 after Extraordinary Gain
 Basic                         $   0.07  $   0.28  $   0.34  $   0.67
 Diluted                       $   0.07  $   0.27  $   0.33  $   0.67




                                         Dec 30,   July 1,   Dec 31,
                                            2006      2006      2005
                                         --------- --------- ---------

Current Assets
 Cash                                    $    548  $    642  $    948
 Receivables, Net                          36,741    47,525    32,161
 Income Tax Receivable                      1,769         -     1,662
 Inventories, Net                         131,905   103,660   114,779
 Deferred Income Taxes                      2,254     2,710     2,619
 Other Assets                               2,697     2,708     2,098
                                         --------- --------- ---------
Total Current Assets                      175,914   157,245   154,267

Noncurrent Assets
 Property, Plant & Equipment,
  Net                                      25,048    21,164    20,692
 Goodwill and Other
  Intangibles, Net                         22,557    22,467    19,717
 Deferred Income Taxes                          -         -         -
 Other Noncurrent Assets                    2,306     2,247     1,855
                                         --------- --------- ---------
Total Noncurrent Assets                    49,911    45,878    42,264

                                         --------- --------- ---------
Total Assets                             $225,825  $203,123  $196,531
                                         ========= ========= =========


Current Liabilities
 Accounts Payable and Accrued
  Expenses                               $ 43,500  $ 49,366  $ 39,588
 Current Portion of Long Term
  Debt                                      2,948     3,683     3,683
 Income Tax Payable                             -       986         -
                                         --------- --------- ---------
Total Current Liabilities                  46,448    54,035    43,271

Noncurrent Liabilities
 Long-Term Debt                            75,444    46,967    58,689
 Deferred Income Taxes                        890     1,123     1,111
 Other Noncurrent Liabilities                   8        10        19
                                         --------- --------- ---------
Total Noncurrent Liabilities               76,342    48,100    59,819

Stockholders' Equity                      103,035   100,988    93,441

                                         --------- --------- ---------
Total Liabilities and
 Stockholders' Equity                    $225,825  $203,123  $196,531
                                         ========= ========= =========

    CONTACT: Delta Apparel
             Deborah Merrill, 864-232-5200 x6620
             Chief Financial Officer
             or
             Investor Relations
             Integrated Corporate Relations
             Bill Zima, 203-682-8200